Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 17, 2022)	Registration No. 333-258075

Holley Inc.

102,566,264 Shares of Common Stock

Up to 6,333,334 Shares of Common Stock Issuable Upon Exercise of the Warrants

Up to 6,333,334 Warrants

This prospectus supplement no. 2 is being filed to update and supplement information contained in the prospectus dated March 17, 2022 (the “Prospectus”) related to: (1) the issuance by us of up to 6,333,334 shares of our common stock, par value $0.0001 per share, that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share of common stock; and (2) the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of (i) up to 102,566,264 shares of common stock and (ii) up to 6,333,334 warrants. This prospectus supplement is incorporated by reference into the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 5, 2022.

SELLING SECURITYHOLDERS

The following information is provided as of August 5, 2022 to update the Selling Securityholders table in the Prospectus to reflect the transfers by (i) Empower Sponsor Holdings LLC (“Sponsor”) of an aggregate of 6,250,000 shares of our Common Stock and 4,666,667 Warrants by virtue of a pro rata distribution to the members and interest holders of such entity and (ii) the transfer of 5,500 shares of our Common Stock from MidOcean Partners V, L.P. (“Partners”) to its affiliate MidOcean Partners V Executive, L.P. (“Executive”), in each case as set forth in the table below. Other than the transfers set forth above to the new Selling Securityholders identified in the table below, the Selling Securityholders and number of shares of Common Stock and Warrants set forth in the table beginning on page 67 of the Prospectus remain unchanged.

		Common Stock				Warrants
		Beneficial Ownership Before the Offering	Shares to be Sold in the Offering	Beneficial Ownership After the Offering		Beneficial Ownership Before the Offering	Warrants to be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Securityholder		Number of Shares	Number of Shares	Number of Shares	% **	Number of Warrants	Number of Warrants	Number of Warrants	%

MidOcean Partners Executive V, L.P.	(1)	79,789	79,789	—	—	28,333	28,333	—	—
MidOcean Partners V, L.P.	(1)	15,878,129	15,878,129	—	—	5,638,335	5,638,335	—	—
Graham Clempson	(2)	433,333	433,333	—	—	433,333	433,333	—	—
Sam Clempson	(3)	449,063	449,063	—	—	—	—	—	—
Lily Clempson	(4)	449,062	449,062	—	—	—	—	—	—
Rubel Family Management Trust U/A Dated 10/8/2018	(5)	726,965	726,965	—	—	233,333	233,333	—	—
Matthew Rubel Family Annual Exclusion Trust FBO Joshua Rubel	(6)	134,831	134,831	—	—	—	—	—	—
Matthew Rubel Family Annual Exclusion Trust FBO Jeffrey Rubel	(7)	134,831	134,831	—	—	—	—	—	—
Matthew Rubel Family Annual Exclusion Trust FBO Michael Rubel	(8)	134,831	134,831	—	—	—	—	—	—
Krishnan Anand	(9)	30,000	30,000	—	—	—	—	—	—
Gina Bianchini	(10)	47,000	30,000	17,000	*	—	—	—	—
Jeffrey W. Jones	(11)	35,000	35,000	—	—	—	—	—	—
Beth J. Kaplan	(12)	32,500	32,500	—	—	—	—	—	—
William B. Cyr	(13)	25,000	25,000	—	—	—	—	—	—
Mindy Grossman	(14)	19,000	19,000	—	—	—	—	—	—
The NG 2013 Grantor Trust u/a/d March 25, 2013	(15)	3,000	3,000	—	—	—	—	—	—
The Grossman Grandchildren’s Trust u/a/d December 8, 2017	(16)	3,000	3,000	—	—	—	—	—	—
Matt Maddox	(17)	25,000	25,000	—	—	—	—	—	—
Matthew Shay	(18)	25,000	25,000	—	—	—	—	—	—
Andrew Spring	(19)	10,000	10,000	—	—	—	—	—	—
Jonathan Marlow	(20)	20,000	20,000	—	—	—	—	—	—
Sam Selinger	(21)	5,000	5,000	—	—	—	—	—	—

*	Less than 1%.
**	Based upon 118,026,472 shares of Common Stock outstanding as of May 11, 2022.

(1)

On August 5, 2022, Sponsor distributed an aggregate of 6,250,000 shares of our Common Stock and 4,666,667 Private Placement Warrants to its members and interest holders (the “Sponsor Distribution”). In connection with the Sponsor Distribution, Partners received 4,170,294 shares of Common Stock and 3,980,001 Private Placement Warrants and Executive received 20,956 shares of Common Stock and 20,000 Private Placement Warrants. On August 5, 2022, Partners transferred 5,500 shares of Common Stock to Executive. Figures include shares of Common Stock issuable upon exercise of Private Placement Warrants and Public Warrants. The general partner of Partners and Executive is MidOcean Associates V, L.P., a Delaware limited partnership (“Associates”). The general partner of Associates is Ultramar Capital, Ltd, a Cayman Islands company (“Ultramar”), which is controlled by James Edward Virtue (“Virtue”). Accordingly, each of Associates, Ultramar, and Virtue may be deemed to have beneficial ownership of the securities held by Partners and Executive, and in each case, each of Partners, Executive, Associates, Ultramar and Virtue disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The business address of each of Executive, Partners, Associates, Ultramar and Virtue is 245 Park Avenue, 38th Floor, New York, NY 10167. For information regarding certain transactions between the Sponsor, and its affiliates, and the Company, see the sections entitled “Management,” “Certain Relationships and Related Party Transactions” and “Executive Compensation.”

(2)

Represents 433,333 Private Placement Warrants received pursuant to the Sponsor Distribution, and the 433,333 shares of Common Stock issuable upon exercise of such Private Placement Warrants. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(3)

Represents 449,063 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(4)

Represents 449,062 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(5)

Represents (a) 493,632 shares of Common Stock, (b) 233,333 Private Placement Warrants, and (c) 233,333 shares of Common Stock issuable upon exercise of the Private Placement Warrants received pursuant to the Sponsor Distribution. Matthew E. Rubel and Melissa Rubel are the trustees of the Selling Securityholder and have shared voting and investment control over the securities held by the Selling Securityholder, and may be deemed to have beneficial ownership of such securities. The business address of Matthew E. Rubel, Melissa Rubel and the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(6)

Represents 134,831 shares of Common Stock received pursuant to the Distribution. Matthew E. Rubel is the trustee of the Selling Securityholder and has voting and investment control over the securities held by the Selling Securityholder, and may be deemed to have beneficial ownership of such securities. The business address of Matthew E. Rubel and the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(7)

Represents 134,831 shares of Common Stock received pursuant to the Distribution. Matthew E. Rubel is the trustee of the Selling Securityholder and has voting and investment control over the securities held by the Selling Securityholder, and may be deemed to have beneficial ownership of such securities. The business address of Matthew E. Rubel and the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(8)

Represents 134,831 shares of Common Stock received pursuant to the Distribution. Matthew E. Rubel is the trustee of the Selling Securityholder and has voting and investment control over the securities held by the Selling Securityholder, and may be deemed to have beneficial ownership of such securities. The business address of Matthew E. Rubel and the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(9)

Represents 30,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(10)

Represents (a) 17,000 vested restricted stock units and (b) 30,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(11)

Represents 35,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(12)

Represents 32,500 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(13)

Represents 25,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(14)

Represents 19,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(15)

Represents 3,000 shares of Common Stock received pursuant to the Sponsor Distribution. Mindy Grossman is the trustee of the Selling Securityholder and has voting and investment control over the securities held by the Selling Securityholder, and may be deemed to have a beneficial ownership of such securities. The business address of the Selling Securityholder and Mindy Grossman is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(16)

Represents 3,000 shares of Common Stock received pursuant to the Sponsor Distribution. Mindy Grossman is the trustee of the Selling Securityholder and has voting and investment control over the securities held by the Selling Securityholder, and may be deemed to have a beneficial ownership of such securities. The business address of Mindy Grossman and the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(17)

Represents 25,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(18)

Represents 25,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(19)

Represents 10,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(20)

Represents 20,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.

(21)

Represents 5,000 shares of Common Stock received pursuant to the Sponsor Distribution. The business address of the Selling Securityholder is c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167.